Exhibit 99.2

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS BUSHNELL GROUP HOLDINGS, INC.

Independent Auditors’ Report

The Board of Directors
MidOcean Bushnell Holdings, LP:

We have audited the accompanying consolidated financial statements of MidOcean Bushnell Holdings, LP and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statement of operations, comprehensive income (loss), partnership equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of MidOcean Bushnell Holdings, LP and its subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Kansas City, Missouri
May 31, 2013

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Consolidated Balance Sheet
December 31, 2012
(Dollar amounts in thousands)

Assets
Current Assets:
Cash	$12,426
Accounts receivable, less allowances of $20,114	111,846
Inventories, net	127,407
Prepaids and other current assets	13,246
Deferred tax assets	14,191
Total current assets	279,116
Property, plant, and equipment, net	29,552
Goodwill	191,620
Intangibles, net	301,328
Debt issue costs and other assets, net	5,604
Total assets	$807,220
Liabilities and Partnership Equity
Current liabilities:
Borrowings under revolving credit agreements	$37,322
Accounts payable	48,366
Accrued expenses	28,519
Current portion of long-term debt	10,846
Total current liabilities	125,053
Long-term debt, net of current portion	533,542
Other liabilities	8,678
Deferred tax liabilities	89,255
Total liabilities	756,528
Partnership equity:
Partnership units (authorized, 131,929,000 units; issued, 131,914,000 units)	130,980
Accumulated deficit	(86,006)
Accumulated other comprehensive income	5,718
Total partnership equity	50,692
Total liabilities and partnership equity	$807,220

See accompanying notes to consolidated financial statements.

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Consolidated Statement of Operations
Year ended December 31, 2012
(Dollar amounts in thousands)

Net sales	$521,972
Cost of goods sold	288,871
Gross margin	233,101
Operating expenses:
Distribution and other product costs	44,390
Selling and marketing	83,530
General and administrative	21,795
Depreciation and amortization	30,959
Foreign currency (gains) losses	(857)
Other operating	5,404
Total operating expenses	185,221
Operating income	47,880
Interest expense	51,895
Income (loss) before income taxes	(4,015)
Income tax expense (benefit)	(1,999)
Net loss	$(2,016)

See accompanying notes to consolidated financial statements.

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Consolidated Statement of Comprehensive Income (Loss)
Year ended December 31, 2012
(Dollar amounts in thousands)

Net loss	$(2,016)
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	2,138
Other comprehensive income (loss)	2,138
Comprehensive income (loss)	$122

See accompanying notes to consolidated financial statements.

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Consolidated Statement of Partnership Equity
Year ended December 31, 2012
(Dollar amounts in thousands)

	Partnership units	Accumulated deficit	Accumulated other comprehensive income	Total
Balance, December 31, 2011	$130,980	(83,990)	3,580	50,570
Net loss	—	(2,016)	—	(2,016)
Foreign currency translation adjustment, net of tax of $732	—	—	2,138	2,138
Balance, December 31, 2012	$130,980	(86,006)	5,718	50,692

See accompanying notes to consolidated financial statements.

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Consolidated Statement of Cash Flows
Year ended December 31, 2012
(Dollar amounts in thousands)

Cash flows from operating activities:
Net loss	$(2,016)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	30,959
Deferred tax benefit	(6,961)
Gain on disposal of fixed assets	(83)
Gain on foreign currency transactions	(857)
Gain on fair value of interest rate exchange agreement	(762)
Loss on fair value of foreign currency rate exchange agreement	2,318
Amortization on debt issuance costs	5,404
Interest expense on subordinated note payable	10,480
Changes in assets and liabilities, net of businesses acquired:
Accounts receivable, less allowances	(28,911)
Inventories, net	(13,337)
Prepaids and other current assets	(205)
Accounts payable and accrued expenses	13,833
Other assets and liabilities	(1,414)
Net cash provided by operating activities	8,448
Cash flows from investing activities:
Purchase of property, plant, and equipment	(12,468)
Proceeds from sale of property, plant, and equipment	48
Payment for acquisition of Primos (net of cash acquired)	(49,499)
Net cash used in investing activities	(61,919)
Cash flows from financing activities:
Debt issuance costs paid	(6,472)
Payments on long-term debt	(15,681)
Proceeds from long-term debt	71,575
Proceeds from (payments on) revolver, net	(3,882)
Net cash provided by financing activities	45,540
Effect of exchange rate changes on cash	469
Net decrease in cash and cash equivalents	(7,462)
Cash and cash equivalents, beginning of year	19,888
Cash and cash equivalents, end of year	$12,426
Supplemental disclosures:
Cash paid during the year for:
Interest	$35,926
Income taxes, net	5,496
See accompanying notes to consolidated financial statements.

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2012
(Dollar amounts in thousands)

(1) Significant Accounting Policies

(a)	The Company
MidOcean Bushnell Holdings, LP (MidOcean), a Delaware partnership, was formed in connection with the acquisition of Bushnell Inc, dba Bushnell Outdoor Products.
Bushnell and its subsidiaries (the Company) markets and distributes Bushnell, Tasco, Uncle Mike’s, Hoppe’s, Butler Creek, Stoney Point, Bolle´, Serengeti, Millett, Simmons, Night Optics, Ce´be´, Final Approach, and Primos product lines. Bushnell, Tasco, Millett, and Simmons source and distribute high-quality sports optics products including binoculars, riflescopes, telescopes, laser rangefinders, and related accessories. Uncle Mike’s, Hoppe’s, Butler Creek, Stoney Point, and Final Approach market and distribute high-quality innovative products for shooting and law enforcement including swivels, slings, holsters, belts, gun care products, and other accessories. Night Optics assembles and distributes premium night vision and thermal technologies for commercial, law enforcement and military applications. Primos manufactures and distributes game calls, trigger sticks, blinds, electronic calls, decoys, and other hunting accessories. Bolle´, Ce´be´, and Serengeti source and distribute premium sunglasses, ski goggles, and safety and tactical eyewear. Bushnell is organized into four regions—North America, Europe and Middle East Africa, Asia Pacific, and Latin America. Principle offices and regional headquarters are located in Overland Park, Kansas; Suresnes, France; and Melbourne, Australia.

(b)	Principles of Consolidation
The consolidated financial statements include the accounts of MidOcean and its subsidiaries. All significant intercompany balances have been eliminated in consolidation.
Approximately 34.1% of net sales were to international customers for the year ended December 31, 2012.

(c)	Revenue Recognition and Accounts Receivable
The Company recognizes revenue from product sales when the goods are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed and determinable. Sales are reduced by allowances and discounts. Amounts that are charged to customers to deliver products are included in sales, and the associated shipping and handling costs are included in distribution and other product costs in the consolidated statements of operations.
Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from revenues in the consolidated statements of operations.
Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company presents its account receivables net of allowances for cooperative advertising credits, cash discounts, sales returns, and doubtful accounts. The Company reviews these allowances and determines the amounts based on historical write-off experience.

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2012
(Dollar amounts in thousands)

(1) Significant Accounting Policies (Continued)

(d)	Inventories
Inventories are stated at the lower of cost (first-in, first-out (FIFO) method) or market. Inventory acquired in connection with business combinations is recorded at estimated fair value.

(e)	Property, Plant, and Equipment
Property, plant, and equipment are stated at cost, net of accumulated depreciation. Property, plant, and equipment acquired in connection with business combinations are recorded at estimated fair values at the date of acquisition based primarily upon independent appraisals.
Depreciation is provided using the straight-line method, which depreciates costs over the estimated useful lives of the assets, which range from 3 to 10 years. Maintenance and repairs are charged to expense as incurred. The cost and related accumulated depreciation are removed from the respective accounts upon retirement or sale of property, plant, and equipment. Gains or losses on disposal or sale of such property, plant, and equipment are reflected in income in the year of disposition.

(f)	Goodwill and Intangible Assets
Goodwill and intangible assets acquired in connection with purchase business combinations are recorded at estimated fair values at the date of acquisition. Goodwill represents the excess of cost over fair value of the net assets of businesses acquired. Goodwill and intangible assets determined to have indefinite useful lives are not amortized, but instead tested for impairment at least annually. The Company performs its annual impairment review of goodwill at September 30, or when a triggering event occurs between annual impairment tests. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives, and reviewed for impairment.
The components of goodwill and intangible assets, with their respective useful lives, are as follows:

Trademarks	5 to 50 years
Customer lists	2 to 20 years
Patents and other	4 to 40 years

(g)	Impairment of Long-Lived Assets
Long-lived assets, such as property, plant, and equipment, and amortizable intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no impairment charges recorded during the period presented herein.

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2012
(Dollar amounts in thousands)

(1) Significant Accounting Policies (Continued)

(h)	Debt Issue Costs
Fees associated with the issuance of indebtedness are capitalized and amortized over the life of the corresponding debt, using the effective-interest method. The amortization charges are included as additional interest expense.

(i)	Translation of Foreign Currencies

Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at exchange rates in effect as of the consolidated balance sheet dates. Foreign currency—denominated operations are translated at the weighted average exchange rate in effect during the period. Consolidated translation gains and losses are not included in determining net income, but are accumulated in other comprehensive income as a separate component of partnership equity.

(j)	Derivative Financial Instruments

Derivative instruments are recorded on the consolidated balance sheet at their respective fair value. From time to time, the Company holds certain derivative instruments to manage various types of market risk from its day-to-day operations, primarily foreign currency exchange agreements and interest rate exchange agreements.

While management believes each of these instruments primarily were entered into in order to manage effectively the various market risks, the Company does not account for its derivatives using hedge accounting as defined by Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 815, Derivatives and Hedging. As a result, changes in fair value are included in the consolidated statements of operations.

(k)	Share-Based Compensation

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost is recognized over the vesting period during which an employee is required to provide service in exchange for the award.

(l)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the consolidated financial statement carrying amounts and the tax bases of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Valuation allowances are provided if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2012
(Dollar amounts in thousands)

(1) Significant Accounting Policies (Continued)

(m)	Use of Estimates in Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the valuation of property, plant, and equipment; intangibles and goodwill; valuation allowances for receivables; inventories; and deferred income tax assets and tax valuation allowances. Actual results could differ from those estimates.

(n)	Advertising Costs

Advertising costs are expensed as incurred. Advertising costs amounted to $26,710 for the year ended December 31, 2012. Advertising costs include but are not limited to buyer’ s guides, direct response advertising, industrial and consumer publications, catalogues, cooperative advertising, point-of-sale material, product placement, and sponsorships.

(o)	New Accounting Standards

On January 1, 2012, the Company adopted FASB ASU 2011-08, Testing for Goodwill Impairment. ASU 2011-08 amends existing guidance by giving an entity the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than the carrying amount. The more-likely than-not threshold is defined as having a likelihood of more than 50%. If an entity determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then it is necessary to perform the two-step goodwill impairment test, as currently prescribed by FASB ASC Topic 350. Otherwise, the two-step goodwill impairment test is not required. The adoption of this standard did not effect on the Company’ s consolidated financial statements.

On January 1, 2012, the Company adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2011-05, Presentation of Comprehensive Income. ASU 2011-05 requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in equity. Adoption of ASU 2011-05 impacted presentation of comprehensive income only and did not impact the company’ s financial results.

(p)	Subsequent Events
The Company evaluated subsequent events for recognition or disclosure through May 31, 2013, the date on which the consolidated financial statements were available to be issued. Except as disclosed below, no matters were identified.

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2012
(Dollar amounts in thousands)

(1)	Significant Accounting Policies (Continued)
Effective February 1, 2013, the Company acquired 100% of the outstanding stock of Gold Tip, LLC, Bee Stinger, LLC, and Advanced Arrow S. de R.L. de C.V Mexico. Gold Tip is a leading manufacturer of arrows and archery products for target archery and bow and cross hunting. Bee Stinger manufacturers premium bow stabilizers. This acquisition is expected to enhance Bushnell’s presence in the archery category. The purchase price included a cash payment of approximately $18.4 million.
In January 2013, the UK subsidiary received a bankruptcy notification from its primary distributor. In the 2012 statement of operations, the Company has recorded a charge of $1,453 in other operating expenses associated with this insolvency.

(1)	Acquisitions
Effective May 1, 2012, the Company acquired all of the outstanding stock of OPT Holdings, Inc. and subsidiaries. This acquisition included the subsidiary Primos, Inc., a leading provider of hunting accessories in the United States. The results of the OPT Holdings, Inc. operations have been included in the consolidated financial statements since the date of acquisition.

Total cost of the OPT Holdings, Inc. acquisition, excluding direct costs of $659 incurred, aggregated to $55,511, which was funded through the April 17, 2012 amendment and extension of the Company’s existing credit agreement. Included in this aggregate amount is $5,503 related to an earnout agreement. This amount was paid on April 25, 2013. As a result of purchase accounting for OPT Holdings, Inc., the Company wrote up inventory to fair value and subsequently charged the write-up of $904 to cost of sales as the inventory was sold. The consolidated statements of operations for the year ended December 31, 2012 reflect the inventory step-up in cost of goods sold. As part of the purchase, management reviewed the assets and liabilities acquired and the assumptions used to estimate their fair value. The allocation of the purchase price adjustment recorded in connection with the acquisition is presented below:

May 1, 2012
Cash	$673
Accounts receivable	4,958
Inventory	13,380
Prepaids and other	1,228
Deferred tax asset	1,040
Fixed assets	2,823
Intangible assets	31,527
Goodwill	16,308
Total assets acquired	71,937
Current liabilities	(4,275)
Deferred tax liability	(12,151)
Total purchase price	$55,511

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2012
(Dollar amounts in thousands)

(2)	Acquisitions (Continued)

Of the $31,527 of acquired intangible assets, $20,816 was assigned to trademarks, $1,128 was assigned to patents, and $9,583 was assigned to customer lists. All intangibles are being amortized on a straight-line basis over the expected useful life, which ranges from 5 to 40 years. Goodwill arising from this acquisition is primarily attributed to anticipated synergies and other intangibles that do not qualify for separate recognition.

(3)	Inventories
The major components of inventories at December 31, 2012 are as follows:

Raw materials	$3,354
Work in process	8,313
Finished goods	115,740
Inventories, net	$127,407

(4)	Property, Plant, and Equipment

The major components at December 31, 2012 are as follows:

Buildings and improvements	$5,029
Machinery and equipment	13,683
Furniture and fixtures	6,561
Computer software and equipment	14,487
Tooling	15,230
Construction in progress	6,881
Total property, plant, and equipment	61,871
Less accumulated depreciation	(32,319)
Property, plant, and equipment, net	$29,552

Depreciation expense for the year ended December 31, 2012 was $8,874.

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2012
(Dollar amounts in thousands)

(5)	Goodwill and Intangibles

As of December 31, 2012, intangible assets consist of the following:

	Gross carrying amount	Weighted average amortization period (years)	Accumulated amortization	Net carrying amount
Amortized intangible assets:
Trademarks	$223,177	29.7	$(38,184)	184,993
Patents	38,534	8.4	(18,081)	20,453
Customer lists	96,763	10.3	(38,908)	57,855
Other intangibles	54,445	21.8	(16,418)	38,027
Total	$412,919		$(111,591)	301,328

Amortization expense for the year ended December 31, 2012 was $22,085. Estimated amortization expense for the next five years and thereafter is $20,034 in 2013; $18,594 in 2014; $17,975 in 2015; $17,291 in 2016; $16,401 in 2017; and $211,033 thereafter.
The changes in the carrying amount of goodwill for the year ended December 31, 2012 are as follows:

Balance as of December 31, 2011	$174,174
Additions	210
Purchases price adjustments:
Primos acquisition	16,308
Foreign currency translation	928
Balance as of December 31, 2012	$191,620

The Company performed its annual assessment of the recoverability of the goodwill as of September 30, 2012 and concluded that the goodwill was not impaired.

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2012
(Dollar amounts in thousands)

(6)	Long-Term Debt and Revolving Credit Facilities

Long-term debt at December 31, 2012 consisted of the following:

Revolving credit facility, due August 24, 2015	$30,000
Canadian and Australian revolving credit facilities	7,322
Term debt, payable in 1% per annum, quarterly outstanding principal balance with interest at LIBOR plus 4.25% at December 31, 2012, interest due quarterly, with unpaid principal and interest due August 24, 2015	240,880
Term debt, payable in 1% per annum, quarterly outstanding principal balance with interest at LIBOR plus 4.5% at December 31, 2012 interest due quarterly, with unpaid principal and interest due August 24, 2015	22,428
Term debt, with interest at LIBOR plus 4.25% at December 31, 2012, with unpaid principal and interest due August 24, 2013	7,141
Second-lien term loan with interest at LIBOR plus 7.50% at December 31, 2012, interest due quarterly, with unpaid principal and interest due February 24, 2016	156,325
Second-lien term loan with interest at LIBOR plus 8.00% at December 31, 2012, interest due quarterly, with unpaid principal and interest due February 24, 2016	48,675
Subordinated note payable with PIK interest at 16.00%, compounded quarterly, with unpaid principal and interest due August 24, 2016	66,439
Night Optics USA, Inc. note payable, semi-annual payments of $0.5, with unpaid principal and interest due August 31, 2013 and interest at 7.00%	2,500
581,710
Less current portion	(48,168)
$533,542

Concurrent with the MidOcean purchase, Bushnell entered into a credit agreement (the Credit Agreement) consisting of $278,000 term debt and a $40,000 revolving credit facility. The borrowed funds were used, in part, to retire all existing debt instruments. On April 17, 2012, the Company completed an amendment of its Credit Agreement. Significant terms of the amendment included the extension of the maturity dates of the existing debt instruments by two years. This resulted in maturity dates ranging from August 2013 to August 2016. In addition, the amendment established a floor for the calculation of the periodic interest charge and increased the fixed spread added to this floor. The amendment also included an increase to the Revolving credit facility from $40 million to $50 million. Incremental term loans borrowing of $71,575 was used to fund acquisition of OPT Holdings, Inc., amendment fees, and $13,575 pay down of the Subordinated Note Payable. The amendment changed the maximum consolidated leverage ratio to 7.00 from 5.25.

The effective-interest rate at December 31, 2012 for the Credit Agreement was at 5.75%. The effective-interest rate at December 31, 2012 for the revolving credit facility was 5.83%. The Credit Agreement contains a material adverse change clause and a variety of covenants, including the requirement that the Company maintain a consolidated leverage ratio below a stated threshold, as well as maximum annual capital expenditures. As of December 31, 2012, the Company was in compliance

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2012
(Dollar amounts in thousands)

(6) Long-Term Debt and Revolving Credit Facilities (Continued)

with these covenants. The Credit Agreement is collateralized by substantially all of the domestic assets of the Company.
Also, in 2007, the Company entered into a Second Lien Credit Agreement consisting of $156,325 term debt. The effective-interest rate at December 31, 2012 was 9.0%. The Second Lien Credit Agreement contains a material adverse change clause and a variety of covenants, including the requirement that the Company maintain a consolidated leverage ratio below a stated threshold, as well as maximum annual capital expenditures. As of December 31, 2012, the Company was in compliance with these covenants. The Second Lien Credit Agreement is collateralized by substantially all of the domestic assets of the Company.

In 2007, the Company entered into a subordinated note payable (the Note). The Note bears Payment in Kind (PIK) interest at 16.0% per annum, compounded quarterly. The Note contains a maximum capital expenditure covenant and a material adverse change clause. As of December 31, 2012, the Company was in compliance with this covenant.
The Company’s Australian subsidiary has a revolving credit facility primarily to fund working capital requirements. At December 31, 2012, the credit facility of $3,500 Australian dollars, of which $3,633 ($3,500 Australian dollars) was outstanding, had an effective rate of interest of 2.71%. The facility is collateralized by substantially all of the assets of the subsidiary. The facility is subject to a variety of covenants that require the subsidiary to maintain certain ratios, including interest charge coverage, and capital adequacy. The covenants also establish a required minimum tangible net worth. As of December 31, 2012, the Company was in compliance with these covenants.

The Company’s Canadian subsidiary has a revolving credit facility primarily to fund working capital requirements. At December 31, 2012, the credit facility in the amount of $6,000 Canadian dollars, of which $3,689 ($3,674 Canadian dollars) was outstanding, had an effective rate of interest of 4.25%. The facility was established in September 2009. The facility is collateralized by substantially all of the assets of the subsidiary. The facility is subject to a calculated borrowing base and the covenants establish a required total liabilities to tangible net worth ratio. At December 31, 2012, the Company was in compliance with these covenants.

In 2011, the Company entered into a note payable to the sellers of Night Optics for $4,000 due in semi-annual installments following the six month anniversary of the Closing Date (August 31, 2011). These semi-annual payments are $0.5 plus accrued and unpaid interest on the principal amount outstanding at the rate of 7% per annum. All unpaid principal and accrued but unpaid interest then outstanding will be due and payable on the second anniversary of the Closing Date. At December 31, 2012, the outstanding balance was $2,500.

Expenses amounting to $6,472, associated with the April 2012 credit agreement amendment were capitalized in 2012 and are being amortized over the terms of the financing agreements utilizing the effective-interest method. All other unamortized debt issue cost from the original credit agreement and amendments prior to April 2012 was written off and recorded within interest expense on the statement of operations. Amortization of $5,404 was recorded as interest expense during the year ended December 31, 2012. The unamortized debt issue costs at December 31, 2012 were $5,379.

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2012
(Dollar amounts in thousands)

(6)	Long-Term Debt and Revolving Credit Facilities (Continued)

Maturities of long-term debt for the year subsequent to December 31, 2012 are as follows:

2013	$18,168
2014	2,523
2015	286,580
2016	271,439
$578,710

Borrowings under the Revolving Credit Agreement are classified as a current liability in accordance with ASC Topic 470-10-45, Debt, which requires current classification when the Revolving Credit Agreement contains a material adverse effect clause, as in the case with this agreement. These borrowings are shown in the above table as maturing in 2015 based on the actual maturity date.

(7)	Income Taxes

The provision for income taxes on income (loss) from continuing operations before income taxes is as follows:

Year ended December 31, 2012
Current:
Federal	$—
State and foreign	4,962
Deferred income tax benefit	(6,961)
Income tax expense (benefit)	$(1,999)

The difference between the provision for income taxes from continuing operations and the amount computed by applying the statutory federal income tax rate of 34% is due to differing tax rates in foreign jurisdictions, state income taxes, foreign tax credits, valuation allowances, and nondeductible expenses.

Included in deferred income tax benefit is approximately $5,860 of net operating loss carryforwards (NOL) utilization for the year ended 2012.

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2012
(Dollar amounts in thousands)

(7) Income Taxes (Continued)

Net deferred taxes as of December 31, 2012 consist of the following:

Deferred tax assets:
Accounts receivable and inventory reserves	$8,307
Accrued liabilities	2,492
Foreign tax credits	1,185
Alternative minimum tax credits	460
Accrued interest and interest rate exchange agreement	4,221
Net operating loss carryforwards	33,590
Total deferred tax assets	50,255
Less valuation allowance	2,410
Net deferred tax assets	47,845
Deferred tax liabilities:
Property, plant, and equipment	(219)
Intangible assets	(110,596)
Other	(12,094)
Total deferred tax liabilities	(122,909)
Net deferred tax liabilities	$(75,064)

As of December 31, 2012, the Company has a net deferred tax liability of approximately $64,021 for domestic jurisdictions, and approximately $11,043 for foreign jurisdictions.

The Company is required to assess the ultimate realization of deferred tax assets using a ‘‘more-likely than-not’’ assessment of realization. In assessing the realizability of deferred tax assets, management considers whether it is ‘‘more likely than not’’ that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax-planning strategies in making this assessment.

The Company recorded a valuation allowance of $2,410 at December 31, 2012. The valuation allowance is based upon management’s assessment that it is more likely than not certain state NOLs, foreign tax credits, and capital losses will not be realized prior to expiration.

The Company cannot assure it will be able to realize its deferred tax assets or that future valuation allowances will not be required. The failure to realize deferred tax assets would adversely affect the Company’s results of operations and financial position. The Company believes that it is ‘‘more likely than not’’ that the deferred tax assets, net of the valuation allowance as of December 31, 2012, will be realized.

As of December 31, 2012, the Company had available NOLs for federal income tax purposes of approximately $86,291. These NOLs expire in the years 2016 through 2030. A portion of these NOLs

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2012
(Dollar amounts in thousands)

(7)	Income Taxes (Continued)

are subject to Internal Revenue Code Section 382 limitations, which impact the timing and amounts of NOLs to be used annually. At December 31, 2012, the Company had available NOLs for state income tax purposes of approximately $51,254, which begin to expire in 2015. Additionally, the Company had available NOLs for foreign income tax purposes of $2,943.
At December 31, 2012, the Company has elected to treat all of its earnings in foreign jurisdictions as permanently invested, with the exception of the United Kingdom (UK), Canada, Australia, and Hong Kong. These earnings relate to ongoing operations and, at December 31, 2012 were approximately $24,229. The taxes provided on the cumulative undistributed earnings of the UK, Canada, Australia, and Hong Kong were approximately $9,185. If earnings were distributed, the Company would be subject to income taxes and withholding taxes payable to various governments.
The Company evaluates whether tax positions taken by the Company will ‘‘more likely than not’’ be sustained upon examination by the appropriate taxing authority. It is the Company’ s policy to recognize interest and penalties related to income tax matters in income tax expense. As of December 31, 2012, the Company did not have any material uncertain tax positions. No interest and penalties were recorded for the year ended December 31, 2012.
While it is expected that the amount of unrecognized tax benefits will change in the next 12 months, the Company does not expect this change to have a material impact on the results of operations or the financial position of the Company.
The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and local jurisdictions. Tax years 1997 through 2002 and 2006 through 2012 remain open to examination for U.S. federal income tax, and tax years 1997 through 2002 and 2006 through 2012 remain open to examination by significant state tax jurisdictions. The Company and its subsidiaries are also subject to income tax in various foreign jurisdictions. The tax years open to examination vary by jurisdiction from 2001 through 2012.

(8)	Commitments and Contingencies
The Company leases certain facilities and equipment under operating leases expiring on various dates. Certain leases also contain option renewal periods and purchase options. Future minimum lease payments of significant, noncancelable operating, leases as of December 31, 2012 are as follows:

2013	$4,409
2014	3,751
2015	2,400
2016	2,497
2017	1,141
Thereafter	2,492
Total	$16,690
Total rental expense for the year ended December 31, 2012 was $4,705. It is expected in the normal course of business that leases will be renewed or replaced as they expire.

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2012
(Dollar amounts in thousands)

(8)	Commitments and Contingencies (Continued)

The Company also is party to certain litigation and claims arising out of the normal course of business. In the opinion of management, the Company’s liability, if any, under any pending claims or litigation would not have a material adverse effect on the Company’s financial position or results of its operations.

The Company provides warranty reserves for product defects as they become known. Warranty claim reserves are reviewed periodically, and reserves are adjusted to reflect properly the remaining estimated costs to complete the repair or replacement. The warranty reserve is recorded in accrued expenses in the consolidated balance sheet. The following is a reconciliation of changes in the warranty reserve:

Year ended December 31, 2012
Beginning balance	$2,941
Warranty provision	2,408
Warranty settlements	(2,137)
Foreign currency fluctuation	(27)
Ending balance	$3,185

(9)	Employee Retirement Plans

The Company has a contributory retirement 401(k) plan (the (k) Plan) for substantially all of its hourly and salaried employees in the United States. Participants can contribute up to the maximum allowable by law of total eligible wages, subject to an index per year maximum. The Company will make matching contributions in an amount equal to 100% of the first 1% of eligible wages contributed by the participants and 50% of the next 6% of eligible wages contributed by the participants. Participants are immediately vested in their own contributions and vest at a rate of 25% per year in the Company’s matching contributions. For the year ended December 31, 2012, the Company’s matching contribution to the 401(k) Plan was $381.

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2012
(Dollar amounts in thousands)

(10)	Partnership Equity

The MidOcean Fourth Amended and Restated Agreement of Limited Partnership, dated as of August 31, 2011, authorized 131,929,000 units made up of 127,000,000 units designated Class A and Class B units, 949,000 Class C units, and 3,980,000 Class X units. The Class A units, Class B units, and Class X units have a par value of $1 each. All partnership units entitle a partner to allocations of profits and losses and distributions of cash and other property. The partnership may at any time issue all or any of the authorized but unissued units. Class C-1 units vest ratably over five years or 100% upon a sale of the partnership. Class C-2 common units vest ratably over five years so long as a performance target based on Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) are met or 100% upon sale of the partnership if internal rate of return targets are met. Unvested Class C units (incentive units, collectively) forfeit upon termination of the holder’s employment with the partnership or any of its subsidiaries. During 2012, 18 Class C units were issued and no Class C units were forfeited. The fair value of the incentive units at time of grant was not material. The table below shows the outstanding partnership units at December 31, 2012:

	Authorized	As of December 31, 2011	Issued	Forfeited	As of December 31, 2012
Class A units	120,650	120,650	—	—	120,650
Class B units	6,350	6,350	—	—	6,350
Class X units	300	300	—	—	300
Class X-1 units	680	680	—	—	680
Class X-2 units	3,000	3,000	—	—	3,000
Class C-1 units	655	639	9	—	648
Class C-2 units	294	277	9	—	286
Partnership units	131,929	131,896	18	—	131,914

Dividends are not recorded until declared by the board of directors. Class A, Class X, Class X-1 and Class X-2 units are entitled to a cumulative yield of 10%, 20%, 20% and 20% per year, respectively, accruing on a daily basis and compounded annually. As of December 31, 2012, the aggregate yield amount in arrears on Class A units, Class X units, Class X-1, and Class X-2 units was $80,367, $346, $641, and $826, respectively.

(11)	Derivatives

On April 20, 2012, the Company terminated the interest rate exchange agreements from prior periods and entered into a new interest rate exchange agreement. The agreement involved the exchange of 1.69% fixed rate and LIBOR variable rate interest payments over the life of the agreement without the exchange of the underlying notional amount of $210,000 to mitigate the effects of fluctuation in interest rates on variable interest rate debt. The interest rate exchange agreement expires on April 20, 2015. For the year ended December 31, 2012, the Company recognized a gain of $1,762 from the change in the fair value of this interest exchange recorded in interest expense in the consolidated statements of operations with a corresponding offset recorded in other liabilities in the consolidated balance sheet.

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2012
(Dollar amounts in thousands)

(11)	Derivatives (Continued)

From time to time, the Company enters into foreign currency exchange agreements to manage foreign currency exchange rate risk with respect to certain transactions denominated in foreign currencies. As of December 31, 2012, the Company had outstanding foreign currency exchange contracts with notional amounts of $35,700. For the year ended December 31, 2012, the Company recognized a loss of $656 from the change in the fair value of these foreign exchange agreements recorded in other operating expense in the consolidated statements of operations with a corresponding offset recorded in other current assets in the consolidated balance sheet.

(12)	Fair Value Measurements

(a)	Fair Value of Financial Instruments

The carrying value of the Company’s long-term obligations approximates its fair value at December 31, 2012. The carrying value of other financial instruments, consisting of cash and cash equivalents, receivables, and payables, approximates fair value as a result of the short-term nature of these instruments. The fair value of interest rate swaps is determined using pricing models developed based on the LIBOR swap rate and other observable market data.

(b)	Fair Value Hierarchy
The Company adopted ASC Topic 820, Fair Value Measurements and Disclosures, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to measurements involving significant unobservable inputs (Level III measurements). The three levels of the fair value hierarchy are as follows:

Level I inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level II inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
Level III inputs are unobservable inputs for the asset or liability.
The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

MIDOCEAN BUSHNELL HOLDINGS, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2012
(Dollar amounts in thousands)

(12)	Fair Value Measurements (Continued)

The following table presents assets and liabilities that are measured at fair value on a recurring basis (including items that are required to be measured at fair value and items for which the fair value option has been elected) at December 31, 2012:

Other current (liabilities) assets:
Foreign currency derivatives (Level II)	$(656)
Total	$(656)
Other liabilities:
Interest rate derivatives (Level II)	$6,973
Total	$6,973

(13)	Related Parties

The Company has transactions with companies that are affiliated through common ownership. Significant transactions, not disclosed elsewhere, include management fees and other related expenses incurred with respect to related parties of $1,348 during the year ended December 31, 2012.